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Great American Financial Resources, Inc.

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Great American Financial Resources, Inc.

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GREAT AMERICAN FINANCIAL RESOURCES, INC.

250 East Fifth Street

Cincinnati, Ohio 45202

______________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

______________________________________

To Be Held on May 21, 2002

To Our Stockholders:

   You are invited to attend the Annual Meeting of Stockholders of Great American Financial Resources, Inc. ("GAFRI" or the "Company"). The meeting will be held in the Filson Room of the Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio at 10:00 A.M. Eastern Time on Tuesday, May 21, 2002.

   The purposes of the meeting are:

1.	To elect eight directors;

2.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

   Only stockholders of record at the close of business on April 8, 2002 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

   You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, stockholders can vote their shares (i) via a toll free telephone call in the U.S. and Canada, or (ii) by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting using any voting method offered when casting the proxy being revoked, including written revocation, telephone system or by submitting a later-dated proxy form.

Carl H. Lindner
Chairman of the Board

Dated:  April 8, 2002

________________________________________

PROXY STATEMENT

GREAT AMERICAN FINANCIAL RESOURCES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2002

________________________________________

INTRODUCTION

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Great American Financial Resources, Inc. ("GAFRI" or the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on Tuesday, May 21, 2002, and any adjournment thereof (the "Annual Meeting"). The Company will pay the cost of soliciting proxies.

   The approximate mailing date of this Proxy Statement and the accompanying proxy form is April 15, 2002.

Outstanding Voting Securities of GAFRI

   Holders of record of the common stock, $1.00 par value per share, of GAFRI (the "Common Stock") at the close of business on April 8, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 42,412,738 shares of Common Stock were issued and outstanding.

   Holders of Common Stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

Principal Stockholders

   As of the Record Date, the only person known to the Company to own beneficially more than 5% of GAFRI's Common Stock was American Financial Group, Inc. and its subsidiaries ("AFG"), One East Fourth Street, Cincinnati, Ohio 45202, which beneficially owned 35,059,995 shares, or approximately 82.7% of the shares outstanding as of the Record Date.

   Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for the benefit of them and their families (collectively, the "Lindner Family"), the beneficial owners of approximately 44% of AFG's voting stock, share voting and dispositive power with AFG with respect to the shares of GAFRI Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of GAFRI.

Action to be Taken at the Meeting

   All shares represented by a properly executed and unrevoked proxy (including shares voted by telephone) will be voted at the Annual Meeting or any adjournments thereof in accordance with the directions of the holder. Unless a contrary direction is indicated, such shares will be voted for the eight nominees for director named herein.

   Should any of the nominees for election as a director become unable to stand for election, which is not anticipated, the proxy holders will vote for the election of such other person as the Board of Directors may recommend.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Director

   Directors will be elected to hold office until the next annual meeting and until their successors are elected and qualified.

   The number of directors to be elected at the Annual Meeting is eight. The eight directors so elected will, upon such election, constitute the entire Board of Directors.

   In accordance with GAFRI's Certificate of Incorporation, the only candidates eligible for election at the Annual Meeting are candidates nominated by the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate of Incorporation.

   The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, RONALD G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN, CHARLES R. SCHEPER and RONALD W. TYSOE. See "MANAGEMENT" for information relating to the nominees. The eight nominees receiving the highest numbers of votes will be elected as directors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE. THE COMPANY HAS BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR THE ABOVE NOMINEES.

MANAGEMENT

The directors and executive officers of GAFRI are:

			Director or
Name	Age*	Position	Officer Since

Carl H. Lindner	82	Chairman of the Board	1987

S. Craig Lindner	46	Chief Executive Officer	1993
		and President, Director

Robert A. Adams	56	Director	1992

Ronald G. Joseph	65	Director	1994

John T. Lawrence III	50	Director	1994

William R. Martin	72	Director	1994

Ronald W. Tysoe	48	Director	1999

Charles R. Scheper	49	Nominee for Director and Chief Operating Officer	1999

John B. Berding	39	Executive Vice President,	1993
		Investments

Keith A. Jensen	50	Executive Vice President	1997

Christopher P. Miliano	43	Chief Financial Officer	1993
		and Controller

James E. Moffett	41	Senior Vice President	2001

Mark F. Muething	42	Executive Vice President,	1993
		General Counsel and
		Secretary

David B. Rich	46	Group President	1999

* As of March 1, 2002

   Carl H. Lindner has been Chairman of the Board since 1987. Until November 1999, Mr. Lindner also served as Chief Executive Officer of the Company. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFG, a diversified financial services company. He also serves as a director of American Financial Corporation ("AFC"), all of the Common Stock of which is owned by AFG, and Chiquita Brands International, Inc., a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products. Carl H. Lindner is the father of S. Craig Lindner.

   S. Craig Lindner was elected Chief Executive Officer of GAFRI in November 1999. Prior thereto, he served as President and a director of GAFRI since March 1993. Mr. Lindner is President and has during the past five years been Senior Executive Vice President of American Money Management Corporation ("AMM"), a subsidiary of AFG which provides investment services for AFG and its affiliated companies, including GAFRI. He is also Co-President and a director of AFG and AFC.

   Robert A. Adams was elected Vice Chairman of GAFRI in November 1999. Prior thereto, he served as Executive Vice President and Chief Operating Officer of the Company since December 1992 and a director since 1993. Mr. Adams retired as an employee of GAFRI in December 2001.

   Ronald G. Joseph has been a director of GAFRI since March 1994. For more than five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.

   John T. Lawrence III has been a director of GAFRI since March 1994. Mr. Lawrence has been a Senior Vice President with UBS PaineWebber Incorporated, a national investment banking firm, since January 1993.

   William R. Martin has been a director of GAFRI since March 1994. Although currently retired, Mr. Martin was previously President of both Tominy, Inc. and M.B. Computing, Inc., which are privately held software development companies. Mr. Martin is also a director of AFG and AFC.

   Ronald W. Tysoe has been a director of GAFRI since February 1999. For more than five years, Mr. Tysoe has been Vice Chairman of Federated Department Stores, Inc. Mr. Tysoe also serves as a director of E. W. Scripps Company.

   Charles R. Scheper was elected Chief Operating Officer of GAFRI in November 1999. Mr. Scheper has been nominated for election as a director at the 2002 Annual Meeting of Shareholders. In May 1999, Mr. Scheper was elected Group President of GAFRI. Beginning in January 1998, Mr. Scheper was employed by the Company serving in various capacities. For more than five years prior thereto, Mr. Scheper served as the President of Pioneer Financial Services, Inc.

   John B. Berding was elected Executive Vice President of GAFRI in May 1999. Prior thereto, he served as Senior Vice President - Investments of GAFRI since March 1993. During the past five years, he has also been a Senior Vice President, and effective March 2002, an Executive Vice President of AMM.

   Keith A. Jensen was elected Executive Vice President of GAFRI in May 1999. Prior thereto, he served as Senior Vice President of GAFRI since February 1997. Mr. Jensen also serves as a Senior Vice President of AFG.

   Christopher P. Miliano was elected Chief Financial Officer and Controller of GAFRI in May 2001. Prior thereto, he served as Vice President and Controller of GAFRI and as an Assistant Vice President of GAFRI since June 1993.

   James E. Moffett was elected Senior Vice President of GAFRI in May 2001. In June 2000, Mr. Moffett was employed by the company as a Vice President and Chief Operating Officer of Loyal American Life Insurance Company. For four years prior thereto, he was employed by Thomas Group, Inc., a Dallas based strategy and operations consulting firm.

   Mark F. Muething was elected Executive Vice President, General Counsel and Secretary of GAFRI in May 1999. Prior thereto, he served as Senior Vice President, General Counsel and Secretary of GAFRI for over five years.

   David B. Rich was elected Group President of GAFRI in November 1999. In June 1997, Mr. Rich was elected President of the Life Division of Great American Life Insurance Company ("GALIC"). Beginning in November 1995, he served as the Executive Vice President and Chief Marketing Officer at Manhattan National Life Insurance Company.

   In March 2002, Chiquita completed a comprehensive restructuring that included a pre-arranged plan of reorganization filed in November 2001 under Chapter 11 of the Bankruptcy Code. Carl H. Lindner was Chief Executive Officer and Chairman of the Board of Chiquita at the time of its bankruptcy filing.

Holdings of Management

   Information concerning GAFRI's Common Stock beneficially owned by each director and executive officer and all directors and executive officers as a group as of March 1, 2002, is shown in the following table:

	Amount and Nature of
	Beneficial
Name	Ownership(a)(l)	Percent of Class

Robert A. Adams	573,853 (b)	1.3%

Ronald G. Joseph	51,912	*

John T. Lawrence III	29,901	*

Carl H. Lindner	35,059,995 (c)	82.8

S. Craig Lindner	35,169,868 (c)(d)	83.1

William R. Martin	26,053	*

Ronald W. Tysoe	10,676	*

Charles R. Scheper	152,588 (e)	*

John B. Berding	176,158 (f)	*

Keith A. Jensen	114,273 (g)	*

Christopher P. Miliano	63,616 (h)	*

James E. Moffett	8,359 (i)	*

Mark F. Muething	181,234 (j)	*

David B. Rich	108,454 (k)	*

All Directors and
Executive Officers as
a Group (14 persons)	36,666,945	84.4%

  * Less than 1%
(a)

Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares listed opposite their names. The amounts listed include the following number of shares which may be acquired pursuant to options which are exercisable within 60 days: Mr. Adams - 423,088, Mr. Joseph - 14,314, Mr. Lawrence - 14,314, Mr. Martin - 14,314, Mr. Tysoe - 8,400, Mr. Scheper - 107,000, Mr. Berding - 151,800, Mr. Jensen - 110,000, Mr. Miliano - 48,230, Mr. Moffett - 8,000, Mr. Muething - 130,295, and Mr. Rich - 65,000.

(b)

Includes 4,910 shares allocated to Mr. Adams's account in the Great American Financial Resources, Inc. Employee Stock Ownership Retirement Plan ("ESORP"), 24,489 share equivalents allocated to Mr. Adams's account in the Great American Financial Resources, Inc. Deferred Compensation Plan ("Deferred Compensation Plan") and 254 shares held by Mr. Adams's minor children.

(c)

Messrs. Carl H. Lindner and S. Craig Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFG, of which Mr. Carl Lindner is Chairman of the Board and a principal shareholder and Mr. S. Craig Lindner is a director, officer and principal shareholder.

(d)

Includes 46,492 shares held by his spouse as custodian or as trustee for their minor children and 49,830 shares which are held in a trust for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(e)	Includes 824 shares allocated to Mr. Scheper's account in the ESORP and 41,624 share equivalents allocated to Mr. Scheper's account in the Deferred Compensation Plan.

(f)	Includes 466 share equivalents allocated to Mr. Berding's account in the Deferred Compensation Plan.

(g)	Includes 4,273 share equivalents allocated to Mr. Jensen's account in the Deferred Compensation Plan.

(h)	Includes 4,259 shares allocated to Mr. Miliano's account in the ESORP.

(i)	Includes 359 shares allocated to Mr. Moffett's account in the Deferred Compensation Plan.

(j)	Includes 3,382 shares allocated to Mr. Muething's account in the ESORP and 21,039 share equivalents allocated to Mr. Muething's account in the Deferred Compensation Plan.

(k)	Includes 1,410 shares allocated to Mr. Rich's account in the ESORP and 40,658 share equivalents allocated to Mr. Rich's account in the Deferred Compensation Plan.

(l)

Messrs. Joseph, Lawrence, Carl H. Lindner, S. Craig Lindner, Martin, Berding and Miliano also beneficially own; 51,000; 4,000; 2,511,684; 5,252,812; 39,371; 7,561 and 10 shares, respectively, of common stock of AFG. Mr. Martin also beneficially owns 40,126 shares of AFC preferred stock.

Committees and Meetings of the Board of Directors

   GAFRI's Board of Directors held five meetings and took action in writing on one occasion in 2001.

   Audit Committee. The Audit Committee consists of three members: William R. Martin (Chairman), John T. Lawrence III and Ronald W. Tysoe, none of whom is an officer or employee of GAFRI or any of its subsidiaries. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit the financial statements of GAFRI and its subsidiaries and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants GAFRI's interim and year-end operating results; reviewing the adequacy and implementation of the internal accounting and auditing procedures of GAFRI; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held five meetings in 2001.

   Executive Committee. The Executive Committee consists of three members: S. Craig Lindner (Chairman), Carl H. Lindner and Robert A. Adams. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as: amending the By-laws of GAFRI; filling vacancies on the Board of Directors; declaring a dividend; electing or removing the Company's principal officers; adopting or approving a plan of merger, consolidation or sale of a substantial portion of the Company's assets; dissolution or reorganization of GAFRI or establishing or designating any class or series of GAFRI stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee took action in writing on one occasion in 2001.

   Organization and Policy Committee. The Organization and Policy Committee consists of two members: Ronald G. Joseph and John T. Lawrence III, neither of whom is an officer or employee of GAFRI or any of its subsidiaries. The Committee's functions include: reviewing the duties and responsibilities of the Company's principal officers; reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's principal officers; reviewing the Company's compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Committee also reviews and advises the Board of Directors with respect to the nomination of candidates for election to the Board of Directors. The Organization and Policy Committee held one meeting in 2001.

Compensation of Directors

   Officers of GAFRI do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of GAFRI receive an annual retainer of $30,000 for Board membership and an additional annual retainer of $5,000 for serving as Chairman of a Board Committee. Under GAFRI's Directors' Compensation Plan, non-employee directors will receive at least 50% of their retainers in Common Stock. In addition, directors who are not employees of GAFRI are paid a fee of $2,000 for attendance at each Board meeting, and $1,500 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

   Pursuant to the Directors' Stock Option Plan, each March 1, each non-employee director receives a stock option to purchase 3,000 shares of GAFRI Common Stock, with an exercise price based on the average market price of GAFRI Common Stock for the ten trading days preceding the grant date. Each new non-employee director will receive an option to purchase 10,000 shares of GAFRI Common Stock, with an exercise price based on the average market price of GAFRI Common Stock for the ten trading days preceding the date of election as a director.

Compensation of Executive Officers

   The following table sets forth information concerning the annual and long-term compensation for services in all capacities to GAFRI and its subsidiaries for the three years ended December 31, 2001 paid to the chief executive officer and the other four most highly compensated executive officers of GAFRI. Information is also included for Robert A. Adams who served as an executive officer of the Company until December 31, 2001.

SUMMARY COMPENSATION TABLE
					Long-Term
		Annual Compensation			Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation (c)	Options	Compensation (d)

S. Craig Lindner	2001	$450,000	$225,085	$810	--	--
Chief Executive Officer	2000	$447,693	--	$763	--	--
and President	1999	$336,346	$227,550	$700	--	--

Charles R. Scheper	2001	$450,000	$225,085	$11,195	80,000	$25,000
Chief Operating Officer	2000	$446,366	$225,000	$2,314	100,000	$25,000
	1999	$223,153	$114,000	$1,534	50,000	$7,321

Robert A. Adams (a)	2001	$350,000	--	$9,990	--	$17,500
	2000	$354,000	--	$18,680	--	$25,000
	1999	$542,000	$331,200	$58,912	--	$30,000

James E. Moffet	2001	$169,712	$68,027	$338	20,000	$4,250
Senior Vice President (b)	2000	$101,346	$73,640	$36,848	10,000	--
	1999	--	--	--	--	--

Mark F. Muething	2001	$242,356	$81,997	$941	17,500	$17,855
Executive Vice President,	2000	$235,404	$114,750	$2,303	15,000	$16,280
General Counsel and Secretary	1999	$229,789	$90,200	$4,045	--	$19,487

David B. Rich	2001	$284,712	$144,281	$10,782	50,000	$24,236
Group President	2000	$269,346	$200,000	$18,457	55,000	$21,882
	1999	$213,923	$168,300	$2,965	--	$12,835

(a)				Mr. Adams retired as Vice Chairman of the Company in December 2001.

(b)				Mr. Moffett became an employee of the Company in June 2000.

(c)

The amounts listed under "Other Annual Compensation" for 2001 include the value of automobile and homeowners insurance coverage provided pursuant to the Executive Insurance Program and the premiums paid for group life coverage in excess of $50,000 per individual, respectively, for each person as follows: Mr. Scheper - $0 and $1,530, Mr. Adams - $30 and $3,354, Mr. Moffett - $0 and $338, Mr. Muething - $111 and $517 and Mr. Rich - $0 and $921. The amounts for 2001 also include spousal travel reimbursement of $9,025 for Mr. Scheper, $5,343 for Mr. Adams and $8,256 for Mr. Rich. The amount for 2000 for Mr. Moffett also includes a relocation reimbursement of $36,737. The amount for 1999 for Mr. Adams also includes an auto allowance of $14,400. The amounts for Mr. Lindner reflect premiums paid for group life coverage in excess of $50,000.

(d)				Amounts listed under "All Other Compensation" for each of the named persons reflect amounts contributed to the GAFRI ESORP and GAFRI Auxiliary ESORP.

   Stock option grants for the year ended December 31, 2001, for the Executive Officers named in the Summary Compensation Table are as follows.

STOCK OPTION GRANTS IN 2001
					Potential Realizable Value at
					Assumed Annual Rates of Stock Price
Individual Grants				Appreciation for Stock Option Term (a)

		% of Total
		Stock Options
	Stock	Granted to
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price (b)	Date (c)	0%	5%	10%

S. Craig Lindner	--	--	--	--	--	--	--

Charles R. Scheper	80,000	14.4%	$18.00	3/27/2011	--	$905,608	$2,294,989

Robert A. Adams	--	--	--	--	--	--	--

James E. Moffett	20,000	3.6%	$18.00	3/27/2011	--	$226,402	$573,747

Mark F. Muething	17,500	3.1%	$18.00	3/27/2011	--	$198,102	$502,029

David B. Rich	50,000	9.0%	$18.00	3/27/2011	--	$566,005	$1,434,368

(a)	The Potential Realizable Value is calculated based on a market price for GAFRI Common Stock of $18.00 for the stock options granted on March 27, 2001.

(b)	The closing price for GAFRI Common Stock on March 26, 2001 was $18.00.

(c)	The stock options become exercisable to the extent of 20% on each of the first five anniversaries of the date of grant.

   The following table contains information on the value of unexercised options as of December 31, 2001:

AGGREGATED OPTION EXERCISES IN 2001

AND OPTION VALUES AT DECEMBER 31, 2001
			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options
			Options at Fiscal Year End	at Fiscal Year End (a)

	Options	Value	Exercisable/	Exercisable/
Name	Exercised	Realized(b)	Unexercisable	Unexercisable

S. Craig Lindner	--	--	--	--

Charles R. Scheper	--	--	58,000/202,000	$75,000/$360,000

Robert A. Adams	3,000	$16,500	423,088/26,000	$1,944,984/$0

James E. Moffett	--	--	2,000/28,000	$3,500/$29,000

Mark F. Muething	--	--	123,795/44,500	$470,623/$58,125

David B. Rich	--	--	44,000/106,000	$41,250/$202,500

(a)

The Value of Unexercised In-the-Money Options at Fiscal Year End is calculated based on a market price for GAFRI Common Stock on December 31, 2001 of $18.75 per share. For options on which the exercise price is greater than $18.75 per share, the value is assumed to be $0.

(b)	The value realized on the exercise of stock options is calculated by subtracting the exercise price from the market value of GAFRI Common Stock on the date of exercise.

Audit Committee Report

   The Audit Committee is responsible for providing independent oversight of the Company's accounting functions and internal controls.

   The Audit Committee is comprised of independent directors and acts under a written charter first adopted and approved by the full Board of Directors in 2000. Each of the members of the Audit Committee is independent as defined by the New York Stock Exchange listing standards.

   Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes. Additionally, the Audit Committee recommends to the Board an accounting firm to be engaged as the Company's independent accountants.

   In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

   The Company's independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

   Based on the Committee's discussions with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended the Board of Directors include the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

The Audit Committee:

William R. Martin (Chairman)
John T. Lawrence, III
Ronald W. Tysoe

Organization and Policy Committee Report

   The Organization and Policy Committee of GAFRI's Board of Directors consists of two directors, neither of whom is an employee of GAFRI or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of each officer of the Company whose annual base salary exceeds $200,000. GAFRI's cash compensation for executive officers for 2001 was comprised principally of annual base salaries and payments pursuant to the Corporate Bonus Plan. Stock options are granted to executive officers to provide long-term incentive based compensation. In determining compensation for executive officers, the Committee gives some consideration to the compensation paid to executive officers of companies engaged in similar lines of business.

   Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

Corporate Bonus Plan. Each of the named executive officers, other than Carl H. Lindner and Robert A. Adams, was eligible to participate in the Corporate Bonus Plan. The Bonus Plan compensates participants based on the financial and operational performance of the Company. Under the Bonus Plan, the Organization and Policy Committee established a target bonus for each participant based on such person's duties and responsibilities with the Company and expected contributions during the year. The Committee also established premium, financial and operational goals for the Company as well as individual goals for each participant. Based on the specific responsibilities of the participant, the Committee allocated a total of 100% among the premium, financial, operational, and individual goals. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 2001 are amounts awarded to participating executive officers in the first quarter of 2002 based on an evaluation of the goals set for each participant.

   Compensation of the Chief Executive Officer. In evaluating the base salary and bonus for the Chief Executive Officer, the Committee evaluates the duties and responsibilities while giving some consideration to the compensation paid to persons holding similar positions with other companies. The compensation paid to Mr. S. Craig Lindner is impacted in large part by the compensation philosophy applicable to the Co-Presidents of American Financial Group, of which S. Craig Lindner is one. The annual base salary and bonuses received by the Co-Presidents from American Financial Group and its affiliates (including the Company) are virtually identical because the Compensation Committee of American Financial Group views them as working as a management team whose skills and areas of expertise complement each other.

   Stock Options. Stock options represent a performance-based portion of the Company's compensation system. The Committee believes that stockholders' interests are well served by aligning the interests of the Company's executive officers with those of stockholders by the grant of stock options. Incentive stock options are granted with an exercise price equal to the fair market value of GAFRI Common Stock on the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize GAFRI's long-term success.

   Internal Revenue Code Section 162. Provisions of the Internal Revenue Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is "performance based" and the related compensation is approved by stockholders. Section 162 was not considered by the Committee in determining 2001 compensation.

The Organization and Policy Committee:

Ronald G. Joseph
John T. Lawrence III

   Performance Graph. The following graph compares the cumulative total stockholder return on GAFRI Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Insurance (Life/Health) - 500 Index ("S&P Life") from the end of 1996 to the end of 2001. The graph assumes $100 invested on December 31, 1996 in GAFRI Common Stock, the S&P 500 and the S&P Life, including reinvestment of dividends.

PERFORMANCE GRAPH INDEX
December 31,	1996	1997	1998	1999	2000	2001
Great American Financial Resources, Inc.	$100	$156.46	$164.28	$129.37	$138.22	$136.24
S&P 500	$100	$133.36	$171.48	$207.56	$188.66	$166.24
S&P Life	$100	$125.28	$131.94	$113.46	$129.12	$119.12

Certain Transactions

   GAFRI and AMM, a wholly-owned subsidiary of AFG, are parties to an Investment Services Agreement pursuant to which AMM provides investment services to GAFRI's insurance subsidiaries in accordance with guidelines. GAFRI and its subsidiaries pay AMM an annual fee of .10% of total invested assets (as defined), provided that such fee does not exceed the actual cost to AMM of providing such services, and AMM is reimbursed for certain expenses. Investment expenses charged by AMM to GAFRI and its subsidiaries were $1.9 million in 2001.

In connection with the 1992 purchase of GALIC by GAFRI, Great American Insurance Company ("GAI"), the former parent of GALIC and a wholly-owned subsidiary of AFG, agreed to neutralize the financial impact on GALIC of the adoption of an actuarial guideline that was under consideration at the time of the transaction. This actuarial guideline was subsequently adopted with an effective date of December 31, 1995. GAFRI and GAI have agreed that the financial impact of the actuarial guideline would be offset by reduction of investment management fees. The amount paid in 2001 reflects this adjustment.

   GAFRI, GALIC and certain of their subsidiaries are members of AFC's consolidated tax group. GAFRI and GALIC have separate tax allocation agreements with AFC which designate how tax payments are shared by members of the tax group. In general, these companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of GAFRI, the taxes payable by GALIC associated with the excess are payable to AFC. If the AFC tax group utilizes any of GAFRI's net operating losses or deductions that originated prior to 1993, AFC will pay to GAFRI an amount equal to the benefit received. During 2001, GAFRI and its subsidiaries which are included in the AFC consolidated tax group incurred income tax expense of $13.6 million.

   GAI leased office space in a building owned by GALIC in Cincinnati, Ohio. GALIC recorded rental income of approximately $400,000 from GAI in 2001. GALIC sold this building in 2001 to an unrelated third party. In 2001, GAFRI made payments of approximately $80,000 to Chiquita for the use of cafeteria and other facilities in Cincinnati, Ohio and for miscellaneous items. GAFRI received $140,000 from AFG relating to the sublease of office space in 2001.

   In 1997, GAFRI invested $4.9 million in 49% of the outstanding common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. Carl H. Lindner purchased the remaining 51% for $5.1 million. In September 1998, GAFRI made a loan in the amount of $4 million to this company. This loan bears interest at the rate of 14% and matures in September 2008. The proceeds were used to pay a portion of a $6.3 million capital distribution, including $3.1 million to GAFRI and $3.2 million to Mr. Lindner. In September 2000, this entity repurchased GAFRI's 49% interest for $7.5 million cash plus $21.9 million (219,000 shares) of newly issued preferred stock. As a result of this transaction, GAFRI recognized a $17.7 million after-tax-gain. In December 2000, this entity retired the 219,000 shares of preferred stock in exchange for $3 million cash plus an $18.9 million subordinated debenture bearing interest at 12 1/4% with scheduled repayments through 2005. During 2001, the balance owed on this debenture was reduced by a cash payment of $6.0 million to $12.9 million.

   GAFRI has a line of credit with American Heritage Holding Corporation, a Florida-based home builder which is 49% owned by AFG and 51% owned by brothers of Carl H. Lindner. Under this agreement, the company may borrow up to $8 million at 13% per annum, with interest deferred and added to principal. In January 2001, the maturity date of this loan was extended from March 31, 2001 to March 31, 2003. The highest outstanding balance on this line of credit during 2001 was $8.0 million and the balance at year-end 2001 was $6.4 million.

   GAFRI purchased various property and casualty insurance from GAI and paid approximately $76,000 in premiums in 2001. GAFRI provided various information technology services to AFG and billed approximately $560,000 in 2001. GAFRI paid $6.7 million to AFG for various information technology services (primarily outsourcing) in 2001. GAFRI paid $300,000 to AFG for services related to purchases from third party vendors. GAFRI paid $117,000 to AFG for aircraft rental and other travel related services.

Proxies and Voting Procedures

   Voting. Registered stockholders can vote by using a toll-free telephone number, by completing a proxy form and mailing it to the proxy tabulator or by attending the Annual Meeting and voting in person. The telephone voting facilities will close at 9:00 A.M. Eastern Time on the Meeting date. The telephone voting procedures are designed to authenticate stockholders by use of a proxy control number and personal identification number ("PIN") to allow stockholders to confirm that their instructions have been properly recorded.

   Stockholders whose shares are held in the name of a broker, bank or other nominee should refer to their proxy card or the information forwarded by such other holder of record to see the voting options available to them.

   Proxy Form. To vote by telephone, stockholders should call 1-877-298-0570 or 579-6707 using any touch-tone telephone and have their proxy form ready. Stockholders will be asked to enter the proxy control number and PIN, then follow simple recorded instructions.

   To vote by mail, stockholders should complete and sign the bottom portion of the proxy form and return it to the proxy tabulator. If no instructions are specified on the proxy form, shares represented by the proxy will be voted for the eight nominees in Proposal No. 1.

   Solicitation. Solicitation of proxies is being made by management at the direction of GAFRI's Board of Directors, without additional compensation, through the mail, in person and otherwise. The cost will be borne by GAFRI. In addition, GAFRI will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and GAFRI will reimburse them for their expenses in so doing.

   Revocation. The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a proxy by communicating in writing to the Secretary of GAFRI at the Company's principal offices or by properly executing and delivering a proxy bearing a later date (including a telephone vote). In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or any adjournments thereof in the manner described in this Proxy Statement.

Quorum and Vote Required for Approval

   The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of GAFRI Common Stock outstanding at the Record Date shall constitute a quorum to consider Proposal 1. If a quorum does not attend the Annual Meeting, those stockholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine.

   The eight nominees receiving the highest number of votes will be elected as directors.

   Abstentions and broker non-votes will have no effect on any matter considered at the meeting.

Independent Auditors

   The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 2001. Ernst & Young LLP also serves as independent auditors for AFG and many of its affiliates. Representatives of that firm will attend the annual meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year since it is generally the practice of AFG and its subsidiaries not to select independent auditors prior to the annual stockholders meeting.

   Audit Fees, Financial Information Systems Design and Implementation Fees and All Other Fees. The aggregate fees from Ernst & Young LLP for services related to the audits of financial statements for the year ended December 31, 2001, and for quarterly reviews within that period amounted to approximately $615,000. While they were not billed separately, the Company estimates that fees for statutory audits for insurance regulatory purposes and similar audit related services amounted to approximately one-fourth of the aggregate audit fees.

   In addition, during 2001 Ernst & Young LLP billed approximately $146,000 for services related to actuarial reviews, approximately $28,000 for tax services and approximately $61,000 for all other miscellaneous services. There were no Ernst & Young LLP fees in 2001 for financial information systems design and implementation. The Audit Committee considered the non-audit services provided in satisfying itself as to the independence of Ernst & Young LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires GAFRI's officers, directors and persons who own more than ten percent of GAFRI's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish GAFRI with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, GAFRI believes that during fiscal 2001 all filing requirements were met.

Nominations and Stockholder Proposals

   The Organization and Policy Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to the Secretary of GAFRI at the Company's principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee for nomination at the next Annual Meeting of Stockholders. Stockholders may also make nominations for director by complying with the procedures described above under the caption "Nominees for Director."

   Other than the election of Directors, management knows of no other matters to be presented at the Annual Meeting upon which a vote may be taken. The Proxy Form used by the Company for the Annual Meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the Meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for this year's Annual Meeting, it must have been received by February 20, 2002. In order for a proposal to be considered for inclusion in the Company's proxy statement for the next Annual Meeting, it must be received by December 9, 2002.

Annual Report and Form 10-K Report

   An annual report for the year ended December 31, 2001 and financial and other information about the Company has previously been provided or is being concurrently provided to all stockholders.

   THE COMPANY WILL SEND, WITHOUT CHARGE, A COPY OF ITS 2001 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO MARK F. MUETHING, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, P.O. BOX 120, CINCINNATI, OHIO  45201-0120.

Cincinnati, Ohio

April 8, 2002

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Proxy for Annual Meeting

Registration Name and Address

The undersigned hereby appoints Christopher P. Miliano and Mark F. Muething, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Great American Financial Resources, Inc. to be held on May 21, 2002 at 10:00 a.m., Eastern Time, and on such other matters as may properly come before the meeting and any adjournment of such meeting thereof.

To vote by telephone, stockholders should call 1-877-298-0570 or 579-6707 using any touch-tone telephone and have their proxy card ready. Stockholders will be asked to enter their proxy control number and personal identification number ("PIN"), and then to follow simple recorded instructions.

To vote by mail, stockholders should complete and sign this proxy form and return it to the proxy tabulator. If no instructions are specified on the proxy form, shares represented by the proxy will be voted for the eight nominees in Proposal No. 1.

The telephone voting facilities will close at 9:00 a.m. Eastern Time on the Meeting date.

The Board of Directors recommends a vote FOR the following Proposal:
1.	Election of Directors

/ / FOR AUTHORITY to elect the	/ / WITHHOLD AUTHORITY to
Nominees listed below (except	vote for every nominee
those whose names have been	listed below
Crossed out)

Robert A. Adams	Ronald G. Joseph	John T. Lawrence III
Carl H. Lindner	S. Craig Lindner	William R. Martin
Charles R. Scheper	Ronald W. Tysoe

DATE: ___________________, 2002
SIGNATURE: ____________________________________

SIGNATURE: ____________________________________
(if held jointly) Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.

This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR the Proposal. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders. This proxy form is designed to enable the shareholder to detach and mail the vote card without a return envelope. This is intended to reduce processing costs, to maintain confidentiality and to provide added shareholder convenience.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.